Exhibit 10.19

SEAGATE TECHNOLOGY HOLDINGS PLC

EXECUTIVE OFFICER PERFORMANCE BONUS PLAN

As Amended and Restated Effective as of May 18, 2021

The objectives of the Seagate Technology Holdings plc Executive Officer Performance Bonus Plan (the “EOPB”) are to motivate and reward the Company’s executive officers to produce results that increase shareholder value and to encourage individual and team behavior that helps the Company achieve both short and long-term corporate objectives. The EOPB was previously amended and restated effective as of June 28, 2008.

ARTICLE I.

DEFINITIONS

Section 1.1 – “Base Compensation” with respect to a Performance Period shall mean the Participant’s rate of annual base salary as in effect as of the last day of such Performance Period, prorated for a partial Performance Period if the Participant was not employed or eligible to participate in the EOPB, as applicable, for the full Performance Period, and shall exclude moving expenses, bonus pay and other payments which are not considered part of annual base salary.

Section 1.2 – “Board” shall mean the Board of Directors of the Company.

Section 1.3 – “Code” shall mean the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein shall be deemed to include a reference to the regulations promulgated under such section and to any successor provision of such section.

Section 1.4 – “Committee” shall mean the Compensation Committee of the Board described in Section 6.1 or, where applicable, shall mean the independent members of the Board in relation to the bonus award payable to the Company’s Chief Executive Officer where such members make any determination with respect to such award.

Section 1.5 – “Company” shall mean Seagate Technology Holdings plc, an Irish company.

Section 1.6 – “Compensation Recovery Policy” shall mean the Company’s Compensation Recovery for Fraud or Misconduct Policy, as such policy may be amended or superseded from time to time.

Section 1.7 – “Disability” shall mean the physical or mental incapacitation such that for a period of six consecutive months or for an aggregate of nine months in any 24-month consecutive period, a Participant is unable to substantially perform his or her duties. Any question as to the existence of that Participant’s physical or mental incapacitation as to which the Participant or the Participant’s representative and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Participant and the Company. If the Participant and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of “Disability” made in writing to the Company and the Participant shall be final and conclusive for all purposes of the bonus awards.

Section 1.8 – “Executive Officer” shall mean an employee who is subject to the requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended.

Section 1.9 – “Participant” shall mean, with respect to any Performance Period during the term of the EOPB, an Executive Officer selected or approved by the Committee to participate in the EOPB in accordance with Section 2.3 hereof.

Section 1.10 – “Performance Period” shall mean the period for which performance is calculated, which, unless otherwise indicated by the Committee, shall be the fiscal year.

Section 1.11 – “Severance Plan” shall mean the Fifth Amended and Restated Executive Severance and Change in Control Plan, as such plan may be amended from time to time.

ARTICLE II.

BONUS AWARDS

Section 2.1 – Performance Targets. A Participant shall be eligible to earn a bonus award under the EOPB based on the achievement of one or more performance targets by the Company, as determined by the Committee for each Performance Period. The performance targets for a Performance Period shall be based on any one or more of the following objective performance criteria, or derivations of such performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary, and measured over the designated Performance Period, on an absolute basis or relative to a pre- established target, to previous years’ results or to a designated comparison group or index, in each case as the Committee determines: (a) pre-and after-tax income; (b) operating income; (c) net operating income or profit (before or after taxes); (d) net earnings; (e) net income (before or after taxes); (f) operating margin; (g) gross margin; (h) cash flow (before or after dividends); (i) earnings per share; (j) return on equity; (k) return on assets, net assets, investments or capital employed; (l) revenue; (m) market share; (n) cost reductions or savings; (o) funds from operations; (p) total shareholder return; (q) share price; (r) earnings before any one or more of the following items: interest, taxes, depreciation or amortization; (s) market capitalization; (t) economic value added; (u) operating ratio; (v) product development or release schedules; (w) new product innovation; (x) implementation of the Company’s critical processes or projects; (y) customer service or customer satisfaction; (z) product quality measures; (aa) days sales outstanding or working capital management; (bb) inventory or inventory turns; (cc) pre-tax profit and/or (dd) cost reductions.

Section 2.2 – Adjustments. To the extent consistent with Section 162(m) of the Code, the Committee may determine to adjust any of the foregoing performance targets established by the Committee pursuant to Section 2.3 as follows: (a) to exclude restructuring and/or other nonrecurring charges; (b) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (c) to exclude the effects of changes to generally accepted accounting principles required by the U.S. Financial Accounting Standards Board, as well as changes in accounting standards promulgated by other accounting standards setters to the extent applicable (for example, resulting from future potential voluntary or mandatory adoption of International Financial Reporting Standards); (d) to exclude the effects of any statutory adjustments to corporate tax rates; (e) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles; (f) to exclude any other unusual, non-recurring gain or loss or other extraordinary item; (g) to respond to any unusual or extraordinary transaction, event or development; (h) to respond to changes in applicable laws, regulations, and/or accounting principles; (i) to exclude the dilutive or accretive effects of dispositions, acquisitions or joint ventures; (j) to exclude the effect of any change in the outstanding shares by reason of any share dividend or split, share repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to shareholders other than regular cash dividends; (k) to reflect the effect of a corporate transaction, such as a merger, consolidation, separation (including a spinoff or other distribution of stock or property by a corporation), or reorganization (whether or not such reorganization comes within the definition of such terms of Section 368 of the Code); and (l) to reflect the effect of any partial or completed corporate liquidation.

Section 2.3 – Bonus Awards. Each individual who is an Executive Officer (a) who remains continuously employed as an Executive Officer from the first day of the applicable Performance Period (or, if later, from his or her first day of employment or eligibility to participate in the EOPB, as applicable) through and including the last day of the applicable Performance Period and (b) who is selected or approved by the Committee to participate in the EOPB with respect to such Performance Period, shall be eligible for a bonus award with respect to such Performance Period under this Section 2.3. The Committee shall establish objectively determinable performance targets with respect to Participants under this Section 2.3 for such Performance Period, which shall be based on the performance criteria set forth in Section 2.1. Achievement of specified levels of the performance target will result in a bonus award to such Participants equal to a fixed dollar amount or a percentage of their Base Compensation, as determined by the Committee; provided, however, that the maximum bonus award payable to any Participant with respect to any Performance Period of the Company shall not exceed $10,000,000 (and, in any case, shall not exceed $15,000,000 in any fiscal year). The Committee shall establish such specified levels of the performance target(s) and the bonus award, if any, to be paid at each such specified level. As soon as reasonably practicable following the conclusion of each Performance Period and prior to the payment of a bonus award, the Committee shall certify in writing the level of performance attained by the Company for the Performance Period to which such bonus award relates and shall also determine the actual bonus award to be paid to each Participant. The Committee shall have no discretion to increase the amount of a Participant’s bonus award but the Committee shall have unlimited discretion to reduce the amount of a Participant’s bonus award that would otherwise be payable to the Participant upon the achievement of specified levels of the performance target(s).

ARTICLE III.

PAYMENT OF BONUS AWARD

Section 3.1 – Form of Payment. Each Participant’s bonus award, if the Committee certifies the payment of bonus awards for an applicable Performance Period in accordance with Section 2.3, shall be paid in cash.

Section 3.2 – Timing of Payment. Unless a Participant has timely and validly elected to defer all or part of a bonus award under a deferred compensation plan sponsored by the Company or an affiliate, each bonus award shall be paid no later than the 15th day of the third month following the end of the Performance Period to which such bonus award relates. A timely election is one that satisfies the requirements of Section 409A of the Code and typically for performance-based compensation must be made at least six months in advance of the expiration of the applicable period of service, provided that the Participant performs services continuously from the later of the beginning of such period or the date the performance criteria are established through the date an election is made and provided further that in no event may a deferral be made after such compensation has become readily ascertainable as set forth in Section 409A of the Code.

ARTICLE IV.

SECTION 162(M) OF THE CODE

Section 4.1 – Qualified Performance Based Compensation. Except as set forth in the final sentence of Article V and Section 7.4(d) hereof, bonus awards are intended to qualify as “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, and the Committee shall take such actions as are consistent with the terms of the EOPB to ensure that such bonus award will so qualify.

Section 4.2 – Performance Goals. With respect to any bonus award that qualifies as “performance-based compensation,” within the meaning of Section 162(m)(4)(C) of the Code, any of the performance targets described in Section 2.1, if applicable to such bonus award, shall be established in writing by the Committee no later than the earlier of (i) the date that is 90 days after the commencement of the applicable Performance Period or (ii) the date on which twenty- five percent (25%) of the Performance Period has elapsed, and, in any event, at a time when the outcome of the performance target(s) remains substantially uncertain. No bonus award which is intended to qualify as “performance-based compensation,” within the meaning of Section 162(m)(4)(C) of the Code, shall be paid to a Participant unless and until the Committee makes a certification in writing with respect to the level of performance attained by the Company for the period of service to which such bonus award relates, as required by Section 162(m) of the Code, and the regulations promulgated thereunder.

ARTICLE V.

TERMINATIONS

A Participant who, whether voluntarily or involuntarily, is terminated or demoted or otherwise ceases to be an Executive Officer at any time during a Performance Period shall not be eligible to receive a pro-rata bonus award, nor shall a Participant who, whether voluntarily or involuntarily, is terminated following the end of a Performance Period but before bonuses are generally paid out to Participants be eligible to receive a prior year bonus award.

Notwithstanding the terms of the previous paragraph, in the event of a Participant’s death or Disability, or in the event of a change in ownership or control of the Company, the Committee may, in its sole discretion, provide pro-rata bonus awards to affected Participants.

In addition, in the event of a qualifying termination of employment, a Participant may have rights to receive a pro-rata bonus award and/or prior year bonus award under the terms of the Severance Plan, or such other successor plan or program as may be in effect from time to time.

ARTICLE VI.

ADMINISTRATION

Section 6.1 – Compensation Committee. The Committee shall consist solely of two or more members of the Board who are “outside directors,” within the meaning of Section 162(m) of the Code, and satisfy such other criteria as set forth in the Committee’s Charter.

Section 6.2 – Duties and Powers of Committee. The Committee shall administer the EOPB, and shall have the full and final authority in its discretion (subject to, and within the limitations of, the express provisions of the EOPB) to establish rules and take all actions, including, without limitation:

(a) selecting or approving Executive Officers to participate in the EOPB and determining the potential amount of bonus award payable to such persons;

(b) construing and interpreting the terms of the EOPB and establishing, amending and revoking rules and regulations for its administration;

(c) correcting any defect, omission or inconsistency in the EOPB in a manner and to the extent it shall deem necessary or expedient to make the EOPB fully effective;

(d) deciding all questions of fact arising in their application, determined by the Committee to be necessary in the administration of the EOPB; and

(e) generally exercising such powers and performing such acts as the Committee deems necessary, desirable, convenient or expedient to promote the best interests of the Company that are not in conflict with the EOPB.

Section 6.3 – Effect of Committee’s or Board’s Decision. All decisions, determinations and interpretations of, and all actions taken by, the Committee or the Board in good faith shall be final, binding and conclusive on all persons, including the Company, the Participants and their estates and beneficiaries.

ARTICLE VII.

OTHER PROVISIONS

Section 7.1 – Amendment, Suspension or Termination of the EOPB. This EOPB does not constitute a promise to pay and may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee or the Board, subject to any requirement for shareholder approval under applicable law, including Section 162(m) of the Code. Notwithstanding the foregoing, no amendment, modification, suspension or termination of the EOPB shall be made which materially adversely affects bonus awards previously made to a Participant without such Participant’s consent.

Section 7.2 – Approval of EOPB by Shareholders. The EOPB was approved of the Company’s shareholders at the 2013 Annual Meeting of Shareholders.

Section 7.3 – Seagate Compensation Recovery for Fraud or Misconduct Policy. Any bonus awards payable thereafter under the EOPB shall be subject to the Company’s Compensation Recovery Policy as in effect from time to time, and the terms and conditions of such policy shall be incorporated into the EOPB.

Section 7.4 – Miscellaneous.

(a) The Company shall deduct all federal, state and local taxes required by law or Company policy from any bonus award paid to a Participant hereunder.

(b) In no event shall the Company be obligated to pay to any Participant a bonus award by reason of the Company’s payment of a bonus to such Participant in any other Performance Period, and there is no obligation for uniformity of treatment of Participants under the EOPB.

(c) The rights of Participants under the EOPB shall be unfunded and unsecured. Amounts payable under the EOPB are not and will not be transferred into a trust or otherwise set aside. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any bonus under the EOPB.

(d) The Company intends that bonus awards payable under the EOPB shall satisfy and shall be interpreted in a manner that satisfies any applicable requirements as qualified “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, unless the Committee specifies to the contrary at the time of grant of a bonus award or the terms of a bonus award are clearly inconsistent with the requirements of Section 162(m)(4)(C) of the Code. To the extent bonus awards under the EOPB are intended to qualify as “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, any provision, application or interpretation of the EOPB that is inconsistent with this intent shall be disregarded with respect to bonus awards intended to qualify as “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code.

(e) Nothing contained herein shall be construed as a contract of employment or deemed to give any Participant the right to be retained in the employ of the Company or an affiliate, or to interfere with the rights of the Company or any affiliate to discharge any individual at any time, with or without cause, for any reason or no reason, and with or without notice except as may be otherwise agreed in writing.

(f) No rights of any Participant to payments of any amounts under the EOPB shall be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of other than by will or by laws of descent and distribution, and any such purported sale, exchange, transfer, assignment, pledge, hypothecation or disposition shall be void.

(g) Any provision of the EOPB that is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of the EOPB.

(h) The EOPB and the rights and obligations of the parties to the EOPB shall be governed by, and construed and interpreted in accordance with, the law of the State of California (without regard to principles of conflicts of law).